Exhibit 10a(4)

Margaret M. Pego, SPHR	Human Resources
Vice President - Human Resources	80 Park Plaza, 21A, Newark, NJ 07102
tel: 973.430.7243 fax: 973.643.6063
email: Margaret.Pego@pseg.com

PSEG
Services Corporation

December 8, 2006

Mr. William Levis
106 Carlton Drive
Chaddsford, PA 19317

Dear Bill:

          We are pleased to offer you the position of President and Chief Nuclear Officer of PSEG Nuclear, LLC, a subsidiary of PSEG Power, LLC, effective January 1, 2007 (“DOE”). In this position, you will be an employee of PSEG Power. While you are employed by PSEG Power, you will devote substantially all of your business time and efforts to the performance of your duties and use your best efforts in such endeavors. Your acceptance of this offer of employment constitutes your representation that your execution and performance of the requirements of this position will not be in violation of any other agreement to which you are a party. PSEG Power is a subsidiary of Public Service Enterprise Group Incorporated (Enterprise or PSEG). You may be assigned to another executive position of similar or greater responsibility by the Chief Executive Officer of Enterprise.

          You will be paid a base salary of $500,000 and will be eligible for your first salary review in December 2007. Salary reviews will be conducted annually thereafter.

          Within 45 days following your DOE, PSEG Power will make a cash payment to you in the amount of $500,000 (subject to withholdings according to the IRS and Company policy). This bonus must be repaid, and you agree to repay it, if you leave the Company (voluntarily or are terminated for cause): within five (5) years of your DOE. In addition, if your 2006 annual incentive payment from Exelon Corporation is less than $230,000, you will receive a lump sum payment equaling the difference between $230,000 and such amount within ninety days.

          You will participate in PSEG’s Management Incentive Compensation Plan (MICP) under the terms and conditions of that Plan. Your target incentive award will be 60% of your base salary. You may, however, be eligible to receive up to 90% of your base salary

1 “Cause” means (i) the willful or negligent dereliction of, and continued failure by you to perform your dutieswith PSEG Power (other than any such failure resulting from your incapacity due to physical or mental illness),after a written demand for performance is delivered to you by the President - PSEG Power, L.L.C., whichidentifies the manner in which he believes that you have not so performed your duties; (ii) any conductconstituting a felony or moral turpitude; (iii) fraud or embezzlement; or (iv) failure to comply with the Standards of Integrity.

dependent upon business results. This may be adjusted from time to time in accordance with established plan procedures. There is no guarantee of payment under the MICP, and any such payment will be contingent upon your establishment and successful completion of goals and objectives.

          You will be a participant in the Long-Term Incentive Plan (LTIP) of Enterprise and you will receive an initial grant of 50,000 shares of Restricted Stock of Enterprise, subject to the approval of the Organization and Compensation Committee of the Board. Under the LTIP, 20,000 shares will vest on the third anniversary of your DOE. The remaining 30,000shares will vest on the sixth anniversary of your DOE. All of the shares will vest in the event of your death or total and permanent disability or, if your employment is terminated without cause. You will be paid any dividends on the shares in cash. In addition, long-term compensation opportunity is reviewed annually pursuant to the terms of the LTIP. The first such review will take place in the first quarter of 2007, and is expected to provide total value of approximately $500,000. In the years thereafter, the number and form of LTIP grants recommended in any given year will appropriately reflect your responsibilities and ability to contribute to the long-term success of Enterprise.

          You are eligible for financial counseling on the same terms and conditions as applied to other officers of PSEG. You are also eligible to participate in the PSEG Deferred Compensation Plan For Certain Employees, which allows you to defer all or a portion of your base pay and/or any incentive bonus you may receive in any given year upon employment. You are also eligible for an executive annual physical examination arranged through PSEG’s Medical Department. In addition, you are eligible to receive thirty (30) vacation days with pay beginning January 2, 2007.

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You are eligible for those benefits available to associates of PSEG Power with a similar date of hire generally, except as otherwise provided in this letter. In addition, you are eligible for the following: You will be eligible to participate in the Limited Supplemental Benefit Plan for Certain Employees of Public Service Enterprise Group and its Subsidiaries (“the Limited Plan”)if you remain employed by PSEG through January 16, 2013. Upon your retirement, The Limited Plan will provide a target supplemental pension. For example, if you complete 10 years of service with the Company upon your retirement, the Plan will provide retirement income equal to 40% of your final average earnings less the aggregate of 1) your actual pension provided by the Cash Balance Plan, b) your vested Exelon pension at your DOE and c) your primary Social Security benefit payable at normal retirement age. In addition, the Plan provides a supplemental death benefit equal to 150% of base compensation if death occurs while employed and before retirement.

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Upon retirement (not before age 55 with at least five years of service), you will be eligible for the same cost sharing provisions for retiree medical coverage as those employees not currently eligible for Benefits 2000 (employed prior to January 1996). To facilitate this benefit, upon your retirement, PSEG Power will make a lump sum payment equal to the present value of the normal employer contribution toward health and welfare benefits in retirement, as if you were eligible for such benefits as a retiree. You will make the same contributions as those made by a similarly situated employee eligible for such benefits and employer contribution.

•	For the purpose of determining the duration of full-pay short-term temporary disability benefits, as of your DOE, you will be treated as if you had ten (10)years of service with PSEG.

A representative of the Human Resources Department from Compensation and Benefits will meet with you at your convenience to explain in more detail the provisions of the above plans. Please call Camille Valvano at 973-430-5879 to arrange this meeting.

          The Company will provide you with a full size American made automobile and shall provide the related maintenance, repairs, insurance and costs of operation thereof.

          You are eligible for reimbursement under the Company’s relocation policy for any future assignment or position with PSEG that would require you to relocate.

          Your employment with PSEG is at-will and therefore you may be discharged with or without cause and with or without notice at any time.

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In the event that your employment is terminated without cause, except as provided in the bullet below, you will be eligible those benefits attributed to Key Managers under the Public Service Enterprise Group Incorporated Separation Allowance Benefits Plan for Non-Represented Employees, except for those benefits set forth in Section 4.1 of the Plan. In lieu of those benefit sprescribed in Section 4.1, you will be eligible for a payment equaling one year of your then base salary, plus that year’s target annual incentive

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In the event that your employment is terminated without cause or pursuant to the Change in Control provisions of the Key Executive Severance Plan of Public Service Enterprise Group, Inc., then the provisions of that Plan, in which you will be a Schedule B participant, will govern the severance to which you are entitled.

          During the course of your employment, you will have access to and become familiar with “Confidential Information” as defined below. You agree that you will not, directly orindirectly, disclose or use any Confidential Information, except as required in the course of your employment with PSEG Nuclear or its affiliates and subsidiaries and consistent with their interests. All files, records, documents, or recordings, electronic or otherwise, containing or relating to Confidential Information, whether prepared by you or otherwise coming into your possession, will remain the exclusive property of PSEG Power or its affiliates and subsidiaries.

          As used herein, the term “Confidential Information” means all trade secrets, proprietary and confidential business information belonging to, used by, or in the possession of PSEG Power or its affiliates and subsidiaries, with respect to their respective business strategies, plans and financial information, purchase or sale of property, leasing, pricing sales programs-or-tactics, actual ‘or past sellers, purchasers, lessees, lessors or customers, those with whom PSEG Power or its affiliates and subsidiaries has begun negotiations for new business, costs, employee compensation, marketing and development plans, inventions and technology, whether such Confidential Information is oral, written or electronically recorded or stored, except information in the public domain, information known to you prior to your employment with PSEG Power, and information received by you from sources other than PSEG Power or its affiliates and subsidiaries, without obligation of confidentiality. This obligation survives the termination of your employment with PSEG Power, regardless of the reason for that termination.

          You acknowledge and’ agree that in the event of a breach by you of any of the confidentiality terms of this Agreement, PSEG will suffer irreparable harm for which money damages are not an adequate remedy, and that, in the event of such breach, PSEG will beentitled to obtain an order of a court of competent jurisdiction for equitable relief from such breach, including, but not limited to, temporary restraining orders and preliminary and/or permanent injunctions against the breach of such agreements by you. Finally, you agree that you will execute a Non-Compete and Non-Solicitation Agreement in the form annexed hereto, as a condition of you employment in your new position.

          Notwithstanding any provision of this letter to the contrary, if you are a “specified employee” as defined in Section 409A of the Internal Revenue Code of 1986, as amended (“Code Section 409A”), you will not be entitled to any payments upon a termination of your employment until the earlier of (i) the date which is six months after your termination of employment for any reason other than death or (ii) the date of your death. The provisions of this Section 8 will only .apply if, and to the extent, required to comply with Code Section409A.

          If you (or your representative) inform the Company that any provision of this letter would cause you to incur any additional tax or interest under Code Section 409A or any regulations or Treasury guidance promulgated thereunder, the Company will consider in good faith reforming such provision, after consulting with you and receiving your approval (which will not be unreasonably withheld); provided that the Company agrees to maintain, to the maximum extent practicable, the original intent and economic benefit to you of the applicable provision without violating the provisions of Code Section 409A.

          Any and all disputes arising out of or relating to this your employment, other than an unemployment or workers’ compensation claim, will, at the demand of either you or PSEG Power, whether made before or after the institution of any legal proceeding, be resolved through binding arbitration administered by the American Arbitration Association (AAA) in accordance with the Employment Dispute Resolution Rules of the AAA and with the United States Arbitration Act. The arbitration will be conducted in Newark, New Jersey before one arbitrator. If the parties cannot agree on the arbitrator within 30 days after the demand for arbitration then either party may request the AAA to select an arbitrator, which selection will be deemed acceptable to both parties. To the maximum extent practicable, the arbitration proceeding will be concluded within 180 days of filing the demand for arbitration with the AAA. The parties will share all costs and fees of the arbitration equally, unless otherwise awarded by the arbitrator. Each party agrees to keep all such disputes and arbitration proceedings strictly confidential ‘except for disclosure of information required by law. Each party further agrees to abide by and perform any award rendered by the arbitrator, and that a judgment of a court of competent jurisdiction may be entered on the award.

          Your employment is governed by the laws of New Jersey, without reference to any conflict of law rules or regulations. If a court finds any provision of this letter to be invalid, unenforceable or void, such provision will be severed from this letter and will not affect the validity or enforceability of any other provision of set forth herein. Moreover, this letter contains the entire agreement of the parties relating to the subject matter hereof, and supersedes in its entirety any and all prior agreements, understandings or representations relating to the subject matter discussed herein, other than the non-compete and non-solicitation agreement attached. No modifications to this agreement will be valid unless made in writing and signed by both parties.

          As part of PSEG Power’s requirement for a work force that is free from the influence of foreign chemical substances, this offer of employment is conditional upon your successful completion of a medical examination which will include definitive analysis of a freshly voided urine specimen for the presence of commonly abused drugs, including marijuana. This offer is also conditional upon a satisfactory background investigation and reference check.

          If the foregoing is in accordance with your understanding, please sign the enclosed copy of this letter and return it to me.

Sincerely,

/s/ Margaret M. Pego

Margaret M. Pego
Vice President – Human Resources

Agreed to this 12th day
of December, 2006.

/s/ William Levis

Attachments: Non-Compete and Non-Solicitation Agreement
Responsibilities of Corporate Officers and Directors

1

NON-COMPETITION-SOLICITATION AGREEMENT

          In consideration of employment with Public Service Enterprise Group Incorporated, or any subsidiary, affiliate or successor-in-interest thereof (the “Company”), I agree to the following:

1.	Non-Compete

During my employment with the Company, I agree not to compete in any manner, either directly or indirectly, whether for compensation or otherwise, with the Company, or to assist any other person or entity, business or otherwise, to compete with the Company. Further, during my employment with the Company, I agree not to engage in other conduct, employment or business enterprise that is in conflict with, may present an actual conflict with, or may appear to be in conflict with or to present a conflict with, the Company without the prior written permission of the Company. Such permission shall be by granted by the President of Power or his superior only.

2.	Non-Solicitation

During my employment with the Company and for a period of 2 years following my employment with the Company, I agree either on my own behalf or on behalf of any other person or entity, business or otherwise, directly or indirectly, not: (i) to hire, solicit, or encourage to leave the employ of the Company any person who is then an employee of the Company; (ii) to solicit, entice away or divert any person or entity who was or is then a customer or supplier of the Company or any other person sharing a business relationship with the Company; or (iii) to solicit, entice away or divert any person or entity who was identified as a potential customer or supplier of the Company at the time I was an employee of the Company and with respect to which I participated, directly or actively, in providing, selling, attempting to sell, or delivering services of the Company.

3.	General

a.

This Agreement shall be governed by and in accordance with the laws of the State of New Jersey and is being executed in the State of New Jersey. The laws of New Jersey (including the choice of law rule of New Jersey) shall govern the validity and interpretation of this Agreement as well as the performance by me and the Company of our respective duties and obligations. Ally dispute or claim relating to this Agreement shall be brought in a court of competent jurisdiction in New Jersey, and I hereby agree and consent to personal jurisdiction in New Jersey.

	b.	This Agreement shall not in any way be construed as to change, alter or modify the employment-at-will relationship between me and the Company.

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c.

If any provision or clause of this Agreement, or portion thereof, shall be held by any court or other tribunal of competent jurisdiction to be illegal, void or unenforceable in such jurisdiction, the remainder of such provisions shall not thereby be affected and shall be given full effect, without regard to the invalid portion. It is agreed that it is the intention of the parties to this Agreement that if any court construes any provision or clause of this Agreement, or any. portion thereof, to be illegal, void or unenforceable because of the duration of such provision or the area or matter covered thereby, such court shall reduce the duration, area, or matter of such provision and, in its reduced form, such provision shall then be enforceable and shall be enforced.

d.

I agree that if subsequent to execution of this Agreement I am transferred to or accept another position with any company affiliated with the Company, this Agreement shall continue in effect and shall be deemed as having been automatically assigned to such entity. Further, no change in assignment, position, department, division, unit or location to which I am assigned shall in any way affect the obligations under this Agreement. This Agreement shall not be affected by any change in name of the Company, or any consolidation, merger, acquisition or addition or deletion, and shall be automatically assigned to any successor company of the Company, and continue in effect thereafter in accordance with its terms.

e.	This Agreement shall inure to the benefit of the Company’s successors or assigns and, as far as legally possible, shall be binding upon my heirs, legal representations and assigns.

f.	This Agreement shall survive termination of my employment with the Company irrespective of the reasons therefor.

g.

I acknowledge that: (i) I have read and understand this agreement; (ii) I fully understand the limitations which it imposes on me; (iii) I have had the opportunity to review this Agreement with the counsel of my choice; and (iv) I have signed and entered into this Agreement voluntarily and of my own free will.

Acknowledged, accepted and agreed this 8th day of December, 2006.

Signature of Employee:	/s/ William Levis